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                                   EXHIBIT 21

               SUBSIDIARIES OF VERTEX PHARMACEUTICALS INCORPORATED


Aurora Biosciences Corporation, a Delaware corporation

*PanVera Corporation, a Wisconsin corporation

Vertex Holdings, Inc., a Delaware corporation

**Vertex Securities Trust, a Massachusetts business trust

**Vertex Pharmaceuticals (Europe) Ltd., a UK limited liability company

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*a subsidiary of Aurora
**indirect subsidiaries of Vertex